Item 77C -- Scudder Focus Value+Growth Fund

Registrant incorporates by reference the
Investment Trust's Registration Statement on
Form N-14, Investment Trust's Proxy
Statement dated March 23, 2005, filed on
March 18, 2005 (Accession No.
0001193125-05-054578).

Shareholder Meeting Results:

A Special Meeting of Shareholders of
Scudder Growth and Income Fund was
held on April 20, 2005. The following
matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all of the assets of Scudder Focus Value+Growth
Fund to Scudder Growth and Income
Fund, in exchange for shares of Scudder
Growth and Income Fund and the
assumption by Scudder Growth and
Income Fund of all of the liabilities of Scudder Focus Value+Growth Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Focus
Value+Growth Fund in complete liquidation of Scudder Focus Value+Growth Fund.

Affirmative 	Against 	Abstain
3,203,875.409	47,770.683	90,894.368